Exhibit 10.16(b)

STRICTLY
CONFIDENTIAL

TO:	Kevin Fogarty
FROM:	Richard Ott
DATE:	January 1, 2008
Re: Special Bonus
As you are aware, we are in the process of evaluating potential strategic options for the company. As a key employee of Kraton Polymers LLC (“Kraton”), your continued effort in managing your area of responsibility during this interim period is important. Therefore, we are pleased to offer you the opportunity to receive a special bonus, payable in two tranches, subject to certain conditions as set forth below (the “Special Bonus”) in an aggregate amount of $400,000, with the expectation that you will remain an employee of Kraton through the dates specified below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the TJ Chemicals Holdings LLC 2004 Option Plan, as amended.
The terms of the Special Bonus are as follows:
     A. Bonus A. If you are an employee of Kraton on January 1, 2008 (“Vesting Date A”), Kraton or its successor in interest will pay you one half of your Special Bonus ($200,000) within thirty (30) days following Vesting Date A.
     B. Bonus B. If you are an employee of Kraton on July 1, 2008 (“Vesting Date B”), Kraton or its successor in interest will pay you the remaining one half of your Special Bonus ($200,000) within thirty (30) days from Vesting Date B.
     C. If your employment is terminated:
          (1) by the Company without Cause or by you for Good Reason (i) prior to your Special Bonus being paid in full and (ii) within 30 days prior to, or at any time following, the occurrence of a Change in Control, you shall immediately be entitled to receive the full amount of your Special Bonus, to the extent not previously paid to you, within thirty days following the date your employment is terminated.
          (2) under any other circumstances you will forfeit your right to the portion of the Special Bonus, if any, which has not been paid as of the date of your termination of employment; provided, that if such termination is (i) not the result of either a termination by the Company for Cause or by you without Good Reason and (ii) occurs within 30 days following either Vesting Date A or Vesting Date B and the portion
Kraton Polymers US LLC
15710 John F Kennedy Blvd, Suite 300, Houston, Texas 77032
phone: 281.504.4700 fax: 281.504.4953 www.kraton.com

of the Special Bonus then due has not yet been paid as of such termination, you shall not forfeit your right to that payment.
     D. This letter and the terms and existence of the Special Bonus are strictly confidential. In the event you are found to have breached your confidentiality obligations, the Special Bonus offered herein to the extent not previously paid to you shall be immediately forfeited and you shall be required to repay any portion of the Special Bonus previously distributed to you.
You shall be responsible for all taxes imposed with respect to benefits to which you become entitled pursuant to this Letter Agreement; provided that all payments hereunder shall be less applicable withholdings.
The effectiveness of this Letter Agreement is contingent upon your agreement, as evidenced by your signing in the space provided below on or before January 18, 2008, that you have reviewed and understood the terms of this Letter Agreement.

Kraton Polymers LLC		Acknowledged and Agreed to:

By:	/s/ Richard Ott	By:	/s/ Kevin Fogarty

	Richard Ott		Kevin Fogarty
Date: 01/17/08
Kraton Polymers US LLC
15710 John F Kennedy Blvd, Suite 300 Houston, Texas 77032